Exhibit 15.1

December 1, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 5, 2011, August 5, 2011, and November 4, 2011 on our reviews of interim financial information of NSTAR for the three-month periods ended March 31, 2011 and 2010, the three- and six-month periods ended June 30, 2011 and 2010, and the three- and nine-month periods ended September 30, 2011 and 2010 and included in the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, respectively, are incorporated by reference in its Registration Statement on Form S-3 dated December 1, 2011.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts